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                                                                     EXHIBIT 4.6
                     FIRST AMENDMENT TO 4% CONVERTIBLE AND
                  SUBORDINATED DEBENTURE DUE DECEMBER 14, 1999

         THIS FIRST AMENDMENT TO 4% CONVERTIBLE AND SUBORDINATED DEBENTURE DUE DECEMBER 14, 1999 (this "Amendment") is made and entered into as of this 25th day of January, 1999,

         BY AND BETWEEN             NEW YORK BAGEL ENTERPRISES, INC.,
                                    a Kansas Corporation,
                                    hereinafter referred to as

                                          "CORPORATION"

         AND                        DR. LORI ADELSON,
                                    an individual,
                                    hereinafter referred to as

                                          "HOLDER"
         WITNESSETH:

         WHEREAS, Corporation and Holder entered into that certain 4% Convertible and Subordinated Debenture Due December 14, 1999, dated December 14, 1995 (the "Debenture");

         WHEREAS, Corporation has previously paid Holder two (2) principal payments of Twenty-eight Thousand Seven Hundred Fifty Dollars ($28,750) with interest thereon at the rate of four percent (4%) per annum;

         WHEREAS, Pursuant to the terms of the Debenture, Corporation owes Holder the two (2) principal payments due on December 14, 1998, and December 14, 1999, respectively, in the principal amount of Twenty-eight Thousand Seven Hundred Fifty Dollars ($28,750) each plus related interest; and

         WHEREAS, Corporation and Holder desire to amend the Debenture by restructuring all remaining indebtedness.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. INCORPORATION OF RECITALS. The parties agree that the Debenture is hereby modified, altered and amended to incorporate the whereas clause recitals set forth above.

         2. AMENDMENT TO SECTION 1. Section 1 of the Debenture is hereby amended by deleting the same in its entirety and inserting in lieu thereof the following:


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          SECTION 1. TERMS. The parties acknowledge and agree that New York
          Bagel Enterprises, Inc., a Kansas corporation ("Corporation") has paid Dr. Lori Adelson, successor to the Estate of Stephen Z. Plotkin, a Tennessee probate estate ("Payee"; Payee and any permitted subsequent holder(s) hereof are hereinafter referred to collectively as "Holder") two installments of Twenty-eight Thousand Seven Hundred Fifty Dollars ($28,750) on December 14, 1996, and December 14, 1997, with related interest at four percent (4%) per annum. Subject to Section 6 herein, Corporation shall pay Holder the remaining principal balance of Fifty-seven Thousand Five Hundred and No/100 Dollars ($57,500.00) as follows: (i) a monthly payment of One Thousand Dollars ($1,000) for forty-eight (48) months beginning on February 1, 1999 and payable on the first day of each month through and including January 1, 2003 (the "Maturity Date"); and (ii) Twenty-one Thousand Two Hundred Fifty-five and 32/100 Dollars ($21,255.32) on January 1, 2003, which amount includes remaining principal and interest at six percent (6%) per annum and interest at four percent (4%) for one year. If any of the principal or interest is not so paid, and at the option of Holder, or its assigns, all principal and interest shall become immediately due and payable.

         3. AMENDMENT TO SECTION 16. Section 16 of the Debenture is hereby amended by deleting the same in its entirety and inserting in lieu thereof the following:

            SECTION 16. NOTICES. All notices and other communications required or permitted under this Debenture shall be validly given, made, or served if in writing and delivered personally or sent by registered mail at the following address:

         If to Corporation:       Robert J. Geresi, Chief Executive Officer
                                  New York Bagel Enterprises, Inc.
                                  115 E. 8th Street
                                  Stillwater, Oklahoma 74074

              with a copy to:     Gregory B. Klenda, Esq.
                                  Klenda, Mitchell, Austerman & Zuercher, L.L.C.
                                  1600 Epic Center
                                  301 North Main Street
                                  Wichita, Kansas 67202-4888

         If to Holder:            Dr. Lori Adelson
                                  6 Warwick Lane
                                  Nashville, Tennessee 37205

              with a copy to:     Alan L. Saturn
                                  Saturn and Mazer
                                  212 Third Avenue, North
                                  Nashville, Tennessee 37201


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         4. OTHER TERMS. All other terms and conditions in the Debenture shall remain unchanged and nothing herein shall affect the rights and obligations of the parties hereto under the Debenture except as modified herein.

         5. AMENDMENT AND MODIFICATIONS. This Amendment may only be amended or modified in writing signed by the parties.

         6. ENTIRE AGREEMENT. This Amendment contains the entire agreement between the parties and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

         7. COUNTERPARTS AND FACSIMILE SIGNATURES. This Amendment may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures of the parties hereto shall be binding.

         8. HEADINGS. The headings contained in this Amendment are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Amendment.

         9. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Oklahoma.

         10. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and personal representatives.

         11. TERMS AND WORDS. All terms and words used in this Amendment, regardless of numbers and genders in which they are used, shall be deemed to include singular or plural and all genders as the context or sense of this Amendment or any paragraph or clause herein may require.

         IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.

                                    NEW YORK BAGEL ENTERPRISES, INC.

                                    By: /s/ Robert J. Geresi
                                       -----------------------------------------
                                       Robert J. Geresi, Chief Executive Officer

                                                    "CORPORATION"

                                        /s/ Lori Adelson
                                       -----------------------------------------
                                       DR. LORI ADELSON
                                       as successor in interest to
                                       The Estate of Stephen Z. Plotkin
                                                       "HOLDER"


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